Exhibit 10.6

Richard P. Hillman

Dear Rick,

Reference is made to (i) the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 21, 2010, by and among The Hillman Companies, Inc., a Delaware corporation (“Hillman”), OHCP HM Acquisition Corp., a Delaware corporation (the “Purchaser”), and certain other parties thereto, and (ii) your existing amended and restated employment agreement with The Hillman Group, Inc. (the “Company”) dated December 21, 2008 (the “Employment Agreement”). Capitalized terms not otherwise defined in this letter agreement have the meanings given to such terms in your Employment Agreement.

This letter serves to confirm that the consummation of the transactions contemplated by the Merger Agreement (the “Merger”) will constitute a Change of Control of the Company and that following this Change of Control your Employment Agreement will remain in full force and effect and will remain unchanged except as provided for in this letter agreement.

1.	Your Employment Agreement will have a new ‘Initial Term’ that will begin on the closing date of the Merger and continue until the first anniversary thereof. Following completion of this Initial Term, your employment with the Company will continue for an additional one year period (the “Additional Term”). During the Additional Term you will devote 75% of your business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of Hillman and its subsidiaries and the Company will provide you with a base salary equal to 75% of your Base Salary in effect on the last date of the Initial Term.

2.	Your Base Salary will continue to be $298,000 per annum or such higher rate as the Board may determine from time to time, and will be subject to an annual review by the Board on or around January 31 of each year during the Employment Period.

3.	If your Employment Period terminates for any reason prior to your reaching age 65, the Company shall use commercially reasonable efforts to allow you to participate in the Company’s group health coverage until you reach age 65, to the extent permitted by its insurers and under the same terms and conditions that generally apply to Company employees; provided that you pay all of the premiums and similar costs and expenses for such coverage.

The miscellaneous provisions and governing law provisions set forth in your Employment Agreement shall apply to this letter agreement. To the extend that a provision of this letter agreement conflicts with or differs from a provision of your Employment Agreement, such provision of this letter agreement shall prevail and govern for all purposes and in all respects.

This letter agreement will automatically terminate without any action on the part of Hillman, the Company or any other person or entity and be void ab initio if the Merger Agreement is terminated in accordance with its terms and neither the Company, the Purchaser nor any other person or entity shall have any liability to you under this letter agreement if the Merger is not consummated.

If you are in agreement with the terms of this letter agreement, please sign below and return an executed copy to Mr. Max Hillman, c/o The Hillman Group, Inc., with a copy to Mr. Tyler Wolfram, c/o Oak Hill Capital Partners, via fax to (203) 724-2815 or e-mail to TWolfram@oakhillcapital.com.

Your sincerely,

The Hillman Group, Inc.

/s/ Max W. Hillman
Name:	Max W. Hillman
Title:	CEO

Agreed and Accepted:

/s/ Richard P. Hillman
Name:	Richard P. Hillman